Exhibit 21.1
Subsidiaries of Cardiac Science Corporation
Cardiac Science International A/S, a Danish corporation
Cardiac Science Holdings UK, a U.K. corporation
Cardiac Science Medical Device (Shanghai) Co., Ltd., a Chinese joint venture company
Cardiac Science France SAS, a French joint venture company
Cardiac Science Deutschland, GmbH